UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 27, 2011 (January 21, 2011)

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois	60015-2559
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                                 Entry into a Material Definitive Agreement

On January 21, 2011, United Stationers Inc.’s (the “Company”) wholly-owned subsidiaries United Stationers Supply Co. (“USSC”), United Stationers Financial Services LLC (“USFS”), and United Stationers Receivables, LLC (“USR”), and Bank of America, National Association (“Bank of America”), and Enterprise Funding Company LLC (“Enterprise”, and together with Bank of America, the “Investors”) amended the Transfer and Administration Agreement, dated as of March 3, 2009, among USSC, USFS, USR, the Investors and PNC Bank, National Association and Market Street Funding LLC (the “Transfer Agreement”).  Among other things, the amendment extended the commitment termination date from January 21, 2011 to January 20, 2012 and removed Enterprise, a commercial paper conduit, as a funding source.  As a result of removing Enterprise as a funding source, financing is no longer currently available under the Transfer Agreement at a rate based on the commercial paper rate. Instead, Bank of America will provide funding as the existing lender, based generally on a daily reset of the applicable Offshore Rate (as defined in the Transfer Agreement).

Bank of America is also a lender under the Second Amended and Restated Five-Year Revolving Credit Agreement dated as of July 5, 2007, as amended on December 21, 2007, among the Company, USSC and the lenders identified therein.

This summary does not purport to be complete, and is qualified in its entirety by reference to the Sixth Amendment to the Transfer and Administration Agreement, which will be filed as an exhibit to USI’s annual report on Form 10-K for the year ending December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED STATIONERS INC.
(Registrant)

Dated: January 27, 2011	/s/ Victoria J. Reich
Victoria J. Reich
Senior Vice President and Chief Financial Officer